Exhibit 23.7



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 and in the registration statement on Form S-3 (File No. 333-54030) of our report dated April 8, 1999 on the combined financial statements of Data Base, Inc. and Affiliate as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, included in Iron Mountain Incorporated's (a Delaware corporation) Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 1999, and to the reference to us under the heading "Experts" included in this registration statement.



/s/ Moss Adams LLP

Seattle, Washington
December 11, 2001